Exhibit 4.32

Contract No.: JK2023002

Loan Supplement Agreement

Party A (Lender): Antelope Holdings (Chengdu) Co., Ltd.

Party B (borrower): Anhui Zhongjun Enterprise Management Co., Ltd.

On March 30, 2023, Party A and Party B entered a “Loan Agreement,” agreement number JK2923001. According to the provisions of the Civil Code of the People’s Republic of China, regarding the loan from Party B to Party A, both parties, after full consultation and re-negotiation, reach the following agreement. In case of any discrepancies between the original contract and this supplementary agreement, this supplementary agreement shall prevail:

Section 1 Loan Amount: The total loan amount is RMB Thirty-Six Million Seven Hundred Eighty Thousand (¥36,780,000.00).

Section 2 Loan Term: The loan term is one year from the date of disbursement.

Section 3: Disbursement and Repayment Agreement:

1.	Disbursement in Installments:

(1)	On March 31, 2023, a disbursement of RMB 10,000,000.00;

(2)	On January 3, 2023, a disbursement of RMB 5,000,000.00;

(3)	On January 6, 2023, a disbursement of RMB 5,000,000.00.

(4)	April 6, 2023, disbursement of RMB5,000,000.00;

(5)	April 7, 2023, disbursement of RMB5,000,000.00;

(6)	On June 20, 2023, disbursement of RMB1,500,000.00;

(7)	On June 27, 2023, RMB970,000.00 was withdrawn;

(8)	On July 13, 2023, RMB700,000.00 was withdrawn;

(9)	October 23, 2023, disbursement of RMB1,500,000.00;

(10)	On October 25, 2023, disbursement of RMB1,540,000.00;

(11)	November 16, 2023, disbursement of RMB250,000.00;

(12)	On December 20, 2023, RMB320,000.00 was withdrawn.

2.	Repayment in Installments:

(1)	On March 30, 2024, the principal of RMB10,000,000.00 and interest will be repaid;

(2)	On April 2, 2024, the principal of RMB5, 000,000.00 and interest will be repaid;

(3)	On April 3, 2024, the principal of RMB5,000,000.00 and interest will be repaid;

(4)	On April 5, 2024, the principal of RMB5,000,000.00 and interest will be repaid;

(5)	On April 6, 2024, the principal of RMB5,000,000.00 and interest will be repaid;

(6)	On June 19, 2024, the principal of RMB1,500,000.00 and interest will be repaid;

(7)	On June 26, 2024, the principal of RMB970,000.00 and interest will be repaid;

(8)	On July 12, 2024, the principal of RMB700,000:00 and interest will be repaid;

(9)	On October 22, 2024, the principal of RMB1,500,000.00 and interest will be repaid;

(10)	On October 24, 2024, the principal of RMB1,540,000.00 and interest shall be repaid;

(11)	On November 15, 2024, the principal of RMB250,000.00 and interest will be repaid;

(12)	On December 19, 2024, the principal of RMB320,000.00 and interest shall be repaid.

Section 4 Purpose of the Loan: Party B commits to using the loan for business operations. Party A reserves the right to supervise Party B’s use of the loan.

Section 5: Loan Interest: The annual interest rate is 4.35%. Party B shall repay the principal and interest in a lump sum on the loan maturity date.

Section 6: Liability for Default: If Party B fails to repay the loan by the due date, the parties may negotiate a solution. If no agreement can be reached, Party B shall bear the liability for breach of contract, and Party A shall have the right to sue Party B in court for the repayment of the loan, along with related interest, litigation fees, preservation fees, announcement fees, execution fees, attorney fees, penalty fees, and other associated costs.

Section 7 Legal Effect: This agreement is executed in two copies, with each party holding one copy, both of which have equal legal effect.

Party A /s/ Antelope Holdings (Chengdu) Co., Ltd.

Date:

Party B /s/ Anhui Zhongjun Enterprise Management Co., Ltd.

Date: